EXHIBIT 99.1

Sirna Therapeutics Launches Dermatology Division Targeting Permanent Hair Removal With siRNAs

Wednesday, December 8, 2004

BOULDER, Colo., Dec. 8 /PRNewswire-FirstCall/ -- Sirna Therapeutics, Inc. (Nasdaq: RNAI) announced today the first program to apply RNA interference (RNAi) technology to dermatology, with an initial focus on hair removal, an estimated $4 billion market in the United States. Sirna Dermatology has targeted a critical gene essential for hair growth and has demonstrated that reduction of this gene's expression by a topically administered chemically modified siRNA permanently disrupts hair follicle integrity in an animal model. The company anticipates initiating human trials in 2006. Sirna, in the formation of its dermatology division, has acquired Skinetics Biosciences, Inc., a company formed around the research of Dr. Angela M. Christiano, Associate Professor, Departments of Dermatology and Genetics and Development, Columbia University.

Howard W. Robin, President and CEO of Sirna Therapeutics, commented, "Dermatology represents an evolution in the application of RNAi technology, addressing a broad consumer market that rewards innovation. Such innovation can clearly be seen in our first dermatology program which will focus on the permanent removal of unwanted hair. Laser treatment has become the dominant modality in hair removal. We believe siRNAs will offer significant advantages over laser treatment by providing permanent hair removal through a physician-administered topical cream."

Mr. Robin continued, "Our entry into dermatology complements Sirna's portfolio of therapeutic programs including age-related macular degeneration (AMD), chronic Hepatitis C, oncology, and Huntington's Disease, providing an exciting growth opportunity balanced between medical and consumer markets."

The hair removal market (excluding shaving) represented an estimated $8.3 billion global market in 2001, with $3.8 billion in the United States. The world market is expected to grow to an estimated $11.1 billion by 2005, with commensurate increases in the U.S.

Sirna's proprietary siRNA formulations are designed to be applied topically to patients in a series of physician-administered treatments. Sirna and Skinetics Biosciences have worked together to conduct preclinical in vitro and in vivo studies showing that these siRNAs reach the cells at the base of the hair follicle, where they inhibit the production of proteins necessary for hair growth, resulting in permanent hair removal.

Acquisition of Skinetics Biosciences, Inc.

Under the terms of its agreements with Skinetics Biosciences, and its founders and consultants, which include David E. Shaw, Dr. Christiano, Dr. Joseph M. Carroll, and Dr. Colin Jahoda, Sirna is acquiring intellectual property and research data related to the development of siRNAs for permanent hair removal. Upon signing the deal, Sirna granted initial common stock shares to Skinetics Biosciences' shareholders and consultants; additional shares will be granted upon the achievement of certain milestones with royalties to be paid upon commercialization.

Dr. Angela M. Christiano, Co-founder of Skinetics, Inc., and Associate Professor, Departments of Dermatology and Genetics and Development, Columbia University will become an exclusive consultant for Sirna Dermatology in the area of RNAi. Dr. Christiano commented, "I am extremely excited to be collaborating with Sirna Therapeutics, the leading company in RNAi drug development. Skinetics' research in the areas of hair removal and hair growth will hopefully result in important advances for the dermatologist and their patients."

In addition, Dr. Joseph M. Carroll, formerly Senior Scientist, Genomic Pharmacology at Millennium Pharmaceuticals and a co-founder of Skinetics, will join Sirna Dermatology. Dr. Colin Jahoda from the University of Durham, UK, of Skinetics will serve as a consultant to Sirna Dermatology.

Scientific Advisory Board

Sirna also announced the formation of a Scientific Advisory Board for its dermatology division. The members of the new SAB are leading figures in dermatology research and clinical applications:

--	Paul A. Khavari, M.D., Ph.D. is the Carl J. Herzog Professor in the Department of Dermatology at Stanford University School of Medicine. Dr. Khavari is nationally recognized as a leading epidermal biologist, whose research encompasses the regulatory mechanisms of genes in epithelial cells. He has served since 1993 as chief of dermatology at the Veterans Affairs Palo Alto Health Care System. Dr. Khavari received his M.D. degree from the University in 1988 and his Ph.D. degree from Stanford in 1993.

--	James G. Krueger, M.D., Ph.D. is Professor in the Laboratory for Investigative Dermatology at Rockefeller University. Dr. Krueger is internationally renowned for his basic and clinical research in psoriasis. Dr. Krueger received his Ph.D. degree from Rockefeller University in 1984 and his M.D. degree from Cornell University Medical College.

--	Thomas S. Kupper, M.D. is the Thomas B. Fitzpatrick Professor of Dermatology at Harvard Medical School, Director of the Harvard Skin Disease Research Center, Chairman of the Department of Dermatology at Brigham and Women's Hospital, and Director of the Center for Cutaneous Oncology at the Dana-Farber Cancer Institute. Dr. Kupper's research spans many areas relevant to innate and adaptive immunity and cancer biology. Much of his recent work has focused on T cell-mediated diseases. Dr. Kupper received his M.D. degree from Yale UniversitySchool of Medicine in 1981.

--	Elise A. Olsen, M.D. is Professor of Medicine/Dermatology at Duke University Medical Center and the Duke Clinical Research Institute and Founder and Director of the Duke Dermatopharmacology Study Center and the Duke Hair Disorders Treatment and Research Center. Dr. Olsen is a founding member and immediate past President of the North American Hair Research Society (NAHRS) and Editor of the 1st and 2nd editions of the internationally recognized textbook, Hair Disorders: Diagnosis and Treatment. Two of Dr. Olsen's primary areas of research are hair disorders in women, especially female pattern hair loss, and the development of appropriate methodology for clinical trials for the various types of hair disorders.

--	Fiona M. Watt, Ph.D., is head of the Keratinocyte Laboratory, Cancer Research UK, London Research Institute. Dr. Watt's areas of focus include the properties of epidermal stem cells and the role of integrins in regulating keratinocyte growth and terminal differentiation. Dr. Watt received her D.Phil. degree from the University of Oxford.

Conference Call Information

Sirna will host a conference call today, December 8, at 11:00 a.m. Eastern Standard Time. To access the live call, U.S. participants may dial 1-877-502-9274 and international participants may dial 1-913-981-5584. An audio replay will be available beginning approximately three hours after the call through December 9, 2004. To access this replay, U.S. participants may dial 1-888-203-1112 and international participants may dial 1-719-457-0820. Please reference access code 557369 for the live and recorded conference call.

This conference call will also be webcast live and archived on Sirna's website at http://www.sirna.com for 30 days. Please log onto Sirna's website several minutes prior to the start of the live webcast to ensure adequate time for any software downloads that may be necessary.

About RNA Interference

Sirna Therapeutics is using its proprietary technology and expertise in nucleic acids to develop a new class of nucleic acid-based therapeutics involving RNA interference. RNAi is a mechanism used by cells to regulate the expression of genes and replication of viruses. The RNA interference mechanism uses short interfering RNA (siRNA) to induce the destruction of target RNA using naturally occurring cellular protein machinery. Harnessing the natural phenomenon of RNAi holds potential for the development of a new class of drugs with specificity towards a wide range of diseases that result from undesirable protein production or viral replication.

About Sirna Therapeutics

Sirna Therapeutics is a clinical-stage biotechnology company developing RNAi-based therapies for serious diseases and conditions, including age-related macular degeneration (AMD), hepatitis, oncology, and diseases of the central nervous system. Sirna has filed an IND and initiated its Phase 1 clinical trial for its most advanced compound, Sirna-027, a chemically modified siRNA targeting the clinically validated vascular endothelial growth factor pathway to treat AMD. The Company has strategic partnerships with Eli Lilly and Archemix, and the Company has a leading intellectual property portfolio in RNAi. More information on Sirna Therapeutics is available on the Company's web site at http://www.sirna.com.

Statements in this press release which are not strictly historical are "forward-looking" statements which should be considered as subject to many risks and uncertainties. For example, Sirna's ability to develop a hair removal product and to operate as a going concern are contingent upon having readily available cash to fund its operating programs and are subject to the escalating expenses and risks associated with the initiation of clinical trials and their potential outcomes. Other risks and uncertainties include Sirna's early stage of development and short operating history, whether Sirna can achieve and maintain profitability, whether Sirna can obtain and protect patents, the risk of third-party patent infringement claims, whether Sirna can engage collaborators and obtain regulatory approval for products, Sirna's concentration of stock ownership, and availability of materials for product manufacturing. These and additional risk factors are identified in Sirna's Securities and Exchange Commission filings, including the Forms 10-K and 10-Q and in other SEC filings. Sirna undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

For further information please contact: Martin E. Schmieg, Sr. Vice President & CFO of Sirna Therapeutics, Inc., +1-303-449-6500.

SOURCE Sirna Therapeutics